Exhibit 10.aaaa

STOCK AWARD AGREEMENT

THIS STOCK AWARD AGREEMENT (“Agreement”) is made and entered into as of the        day of             ,       by and between Cinergy Corp., a Delaware corporation (the “Company”) and                             (the “Director”).

                WHEREAS, the Company has adopted the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan, as amended from time to time (the “Plan”), pursuant to which the Company’s Board of Directors (the “Board”) has granted to the Director the right to receive shares of Common Stock on the terms set forth in this Agreement; and

WHEREAS, the parties desire to enter into this Agreement to set forth their understanding with respect to the Common Stock described in this Agreement.

                NOW, THEREFORE, in consideration of the recitals and the mutual agreements contained in this Agreement, the parties agree as follows:

1.             Grant of Shares. The Company hereby grants to the Director, effective as of           ,         (the “Date of Grant”), in consideration for service on the Board in          , a number (rounded up to the nearest whole number) of shares of Common Stock (the “Shares”) equal to (i) $           divided by (ii) the Fair Market Value of a share of Common Stock on the Date of Grant. The grant of Shares shall be subject to and upon the terms, conditions and restrictions set forth in this Agreement and the Plan.  The Shares shall be fully paid and nonassessable.  Unless deferred as described in Section 2 below, the Shares shall be delivered to the Director as soon as administratively practicable following the Date of Grant.

2.             Deferral Election.  Prior to the date on which the Board has approved the grant of shares and contingent on such grant being approved, the Director has been given the opportunity to elect to voluntarily defer the receipt of all of the Shares pursuant to the terms of the Deferred Compensation Agreement attached hereto as Attachment A.  In the event such a deferral election is made, dividend equivalents shall be paid pursuant to the Plan in accordance with the terms of the Deferred Compensation Agreement.

3.             Miscellaneous.  The provisions of the Plan are incorporated into this Agreement by reference. Except as otherwise expressly set forth in this Agreement, this Agreement shall be construed in accordance with the provisions of the Plan and such regulations as may from time to time be adopted by the Board.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any Common Stock pursuant to this Agreement if the delivery thereof would result in a violation of any such law, in which case the Company shall pay to the Director a lump sum cash payment equal to the Fair Market Value of the shares of Common Stock that are not so delivered, which payment shall discharge all obligations of the Company to the Director under this Agreement.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first written above.

DIRECTOR	CINERGY CORP.

Signature:

By:

TEMPLATE — ATTACHMENT A

DEFERRED COMPENSATION AGREEMENT

THIS DEFERRED COMPENSATION AGREEMENT (“Agreement”) is made and entered into as of the           day of                  ,            by and between Cinergy Corp., a Delaware corporation (the “Company”) and                           (the “Director”).

                WHEREAS, the Company and the Director wish to provide for the deferral of certain shares of the Company’s Common Stock that may be awarded to the Director by the Company (the “Award”) in consideration for the Director’s service as a member of the Company’s Board of Directors (“Board”) in         , which deferral election shall be contingent on the approval of the Award by the Board.

                NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Director hereby agree as follows:

1.             Account.  The Company shall establish a bookkeeping account for the benefit of the Director (the “Account”).  The balance in the Account shall reflect the shares of Common Stock credited by the Company under Section 2 hereof, and adjustments thereto for dividend equivalents in accordance with Section 3 hereof.

2.             Credit to Account.  Effective as of               ,         , the Company shall credit to the Account a number (rounded up to the nearest whole number) of shares of Common Stock equal to (i) $             divided by (ii) the Fair Market Value of a share of Common Stock on                ,       .

3.             Adjustment to Account.  The amount credited to the Account, plus dividend equivalents thereon, shall be deemed to be invested at all times in shares of Common Stock, in accordance with procedures established from time to time by the Board or its delegate.  The Director acknowledges and agrees that the Company is not and shall not be required to make any investment in Common Stock in connection with this Agreement.  The Board or its delegate may make or provide for such adjustments in the number of shares of Common Stock credited to the Account as the Board or its delegate, in its sole discretion exercised in good faith, may determine is equitably required in order to prevent dilution or enlargement of the Director’s rights that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.  In the event of any such transaction or event, the Board or its delegate, in its sole discretion exercised in good faith, may provide, in substitution for the Common Stock credited to the Account, such alternative consideration as it may determine to be equitable in the circumstances.

4.             Payments to Director. The Director will be entitled to receive the shares of Common Stock then-credited to his Account as soon as administratively practicable following the date on which the Director ceases to be a director of the Company.  The lump sum payment shall be made in the form of shares of Common Stock, and cash in lieu of any fractional share.  The payment to the Director of a single lump sum payment shall discharge all obligations of the Company to the Director under this Agreement.  Notwithstanding the above, the date on which the Director ceases to be a director of the Company shall be deemed to have not occurred for purposes of this Agreement unless such cessation constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations promulgated thereunder.

                5.             Death.  If the Director dies before the balance of his Account has been paid to him, the balance of the Account shall be paid to the Director’s beneficiary in a single lump sum payment as soon as administratively practicable following the date of the Director’s death. The lump sum payment shall be made in the form of shares of Common Stock, and cash in lieu of any fractional share.  The Director’s “beneficiary” is the person or persons, including one or more trusts, designated by the Director to receive payment of the Account in the event of the death of the Director on a form provided by the Company.  If the Director fails to designate a beneficiary or designates a beneficiary who fails to survive him, the Director’s beneficiary shall be his estate.

6.             Administration.  The Company, through the Board or its delegate, shall be responsible for the general administration of the Agreement and for carrying out the provisions hereof.  The Board or its delegate shall have all such powers as may be necessary to carry out the provisions of the Agreement, including the power to (i) resolve all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Agreement, including any factual questions and questions of construction, and (iii) take such further action as the Company shall deem advisable in the administration of the Agreement.  The actions taken and the decisions made by the Board or its delegate hereunder shall be final and binding upon all interested parties.  Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Award.

7.             Account Payable.  All payments under this Agreement shall be paid by the Company out of its general assets.  The Director’s rights to receive payments under this Agreement shall be no greater than that of an unsecured general creditor of the Company.

8.             Nonassignment of Benefits.  No amount payable under this Agreement may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against the Director or his or her beneficiary.

9.             Amendment and Termination.   This Agreement may be amended from time to time by a writing signed by both parties hereto which makes specific reference to this Agreement.

10.           Governing Law.   This Agreement and the Director’s rights under it shall be construed and determined in accordance with the laws of the state of Delaware.

11.           Agreement Binding on Successors.  This Agreement shall be binding upon the successors and assigns of the parties hereto.

12.           No Funding Required.  The Director acknowledges that the Company shall have no obligation to set aside any assets to fund its obligations under this Agreement.

13.           Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law, in which case the Company shall satisfy its obligations hereunder in cash rather than shares of Common Stock.  This Agreement shall be construed, administered and governed in a manner that is consistent with, and that satisfies the requirements of, Section 409A of the Code and any regulations promulgated thereunder, so that taxation to the Director is deferred under this Agreement until distribution as provided hereunder.

14.           Tax Withholding.  To the extent required by law, the Company will withhold all applicable income and other taxes from amounts otherwise payable under this Agreement.

                IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first written above.

DIRECTOR	CINERGY CORP.

Signature:

By: